EXHIBIT 99.1

VERMONT REGULATORS APPROVE ACQUISITION
OF GREEN MOUNTAIN POWER
BY NORTHERN NEW ENGLAND ENERGY CORPORATION,
A SUBSIDIARY OF GAZ METRO LIMITED PARTNERSHIP

COLCHESTER, VT…. The Vermont Public Service Board (PSB) Monday issued its approval of Green Mountain Power Corporation’s (NYSE: GMP) proposed agreement and plan of merger with Northern New England Energy Corporation (NNEEC) and its wholly-owned subsidiary Northstars Merger Subsidiary Corporation. The decision is the final regulatory approval necessary for the transaction, which is expected to close in the second quarter of 2007.

“We are delighted at the prospect of welcoming Green Mountain Power into our group of energy companies, which includes Vermont Gas Systems, and we look forward to completing the acquisition,” said Sophie Brochu, president and chief executive officer of Gaz Métro, parent company of NNEEC. “Green Mountain Power has proven itself to be well-managed, financially strong, committed to environmental responsibility and energy efficiency, and has a collaborative relationship with regulators and a dedication to transparency in its operations. These characteristics are consistent with the values of Gaz Métro, and so we believe that the transaction will be a good fit and beneficial for both companies and customers,” she said.

In its unanimous approval order, the PSB said it concluded the transaction “will promote the general good of the State.” It also stated that “NNEEC also has a proven record of technical, financial and managerial competency through its twenty-year ownership of Vermont Gas Systems, Inc. … NNEEC and its parent, Gaz Métro, have a well-documented and an established track record for operating regulated and unregulated businesses in Vermont.”

Chris Dutton, president and chief executive officer of Green Mountain Power, said, “We expect that this transaction will have many significant benefits to our customers and the entire state of Vermont. Most importantly, Green Mountain Power will be in a better financial position when we negotiate new power contracts. In addition, we have created the Green Mountain Power Efficiency Fund to provide more than $9 million in benefits for Green Mountain Power customers by investing in demand side management and other innovative efficiency programs.”

On June 22, 2006, Green Mountain Power Corporation and Northern New England Energy Corporation announced their merger agreement under which Green Mountain Power will become a wholly-owned subsidiary of NNEEC in a cash transaction valued at approximately $187 million. Green Mountain Power shareholders overwhelmingly voted in favor of the transaction at a special meeting on October 31, 2006.

After the completion of the transaction, Green Mountain Power will continue to be managed by its current leadership team and the Company will operate out of its existing offices in Vermont. Employees will be retained and the current labor contract with IBEW Local 300 will remain in place. The Company will operate under the jurisdiction of state and federal regulators, as it has for more than one hundred years.
NNEEC is a Vermont corporation and a wholly-owned subsidiary of Gaz Métro Limited Partnership (TSX-GZM.UN), a leading Québec energy company with a long history of investment in Vermont.

Gaz Métro is a major distributor of natural gas in Québec and the northeastern United States. With more than $2.7 billion of assets and more than 1,500 employees in Québec, Gaz Métro serves about 164,000 customers through an underground pipeline network of almost 10,000 km.

Gaz Métro is also the parent company of Vermont Gas Systems, which has 115 Vermont-based employees and serves about 40,000 customers. Gaz Métro also has an indirect significant ownership interest in a natural gas transportation company, Portland Natural Gas Transmission System (PNGTS), and owns important interest in a natural gas transportation enterprise (Trans Québec & Maritimes) and in an enterprise specializing in underground natural gas storage facilities (Intragaz). In addition, the company operates businesses providing district heating and urban water rehabilitation services in Québec.

Green Mountain Power is an electric utility operating company that transmits, distributes and sells electricity and utility construction services in the State of Vermont in a service territory with approximately one quarter of Vermont’s population. It serves approximately 90,000 customers.

Forward-looking Statements

This news release contains forward looking statements about Green Mountain Power. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions. These forward-looking statements cover, among other things, anticipated future plans and prospects of Green Mountain Power. Forward-looking statements speak only as of the date they are made, and Green Mountain Power undertakes no obligation to update them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties, and many factors could cause actual results to differ materially from those anticipated, including those described in the Annual Report on Form 10-K for the year ended December 31, 2006, of Green Mountain Power, which you should read carefully, as well as the company’s other filings with the Securities and Exchange Commission (the “SEC”). The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement:  the businesses of Green Mountain Power and NNEEC’s subsidiary Northstars Merger Subsidiary Corporation may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected.
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For further information, please contact Dorothy Schnure, Manager, Corporate Communications, Green Mountain Power Corporation, 802-655-8418, schnure@greenmountainpower.biz.